Exhibit 99.1

SAIC Announces Chief Operating Officer and Headquarters Relocation

MCLEAN, Va., June 8, 2017—Science Applications International Corp. (NYSE: SAIC) announced today the appointment of Nazzic S. Keene as chief operating officer (COO). The move expands Keene’s executive roles to include both COO and president of the Global Markets & Missions Sector. The change is effective immediately.

“Nazzic is a strong leader and trusted partner and has been instrumental in determining SAIC’s strategic direction, ensuring that we are guided by our commitment to our customers’ missions and to operating with the highest integrity,” said CEO Tony Moraco. “With Nazzic as COO and sector president, we will increase our market leadership and accelerate the execution of our long-term strategy, Ingenuity 2025, for sustained profitable growth.”

As sector president, Keene’s responsibilities have included customer relationship management, growing the company’s strategic business pipeline, driving growth, and overseeing program execution across the company. As COO, her expanded portfolio will include the Services & Solutions Sector and the functional responsibilities of Communications, Contracts & Pricing, Information Technology, and Procurement.

Keene, who joined SAIC in August 2012 as senior vice president for corporate strategy and planning, played a key role in the spin-off of SAIC from its former parent company in September 2013. Before joining SAIC, she was the senior vice president and general manager for U.S. Enterprise Markets at CGI Group Inc., and led the company’s U.S. expansion. She is a graduate of the University of Arizona and a recipient of the Washington Business Journal’s “Women Who Mean Business Award.”

SAIC also announced it is relocating its corporate headquarters from McLean, Virginia, to Reston, Virginia. The new headquarters will be in leased space in the building previously occupied by Scitor Corp., which SAIC acquired in 2015.

The move to 12010 Sunset Hills Road, Reston, VA 20190 will be effective July 1 and is part of an effort to increase efficiencies and consolidate SAIC’s office leases in the National Capital Region. SAIC has been leasing its current space in McLean since July 2013, when the Meridian Group purchased it from SAIC’s former parent company. SAIC’s lease in McLean expires in 2020. SAIC’s lease for the Reston facility expires in 2022.

SAIC will continue to occupy several floors in its McLean location at 1710 SAIC Dr., which effective July 1, will officially become 1785 Greensboro Station Place, McLean, VA 22102. The address is changing at the request of the property owner, the Meridian Group.

About SAIC

SAIC is a premier technology integrator providing full life cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets. SAIC is Redefining Ingenuity through its deep customer and domain knowledge to enable the delivery of systems engineering and integration offerings for large, complex projects. SAIC’s more than 15,000 employees are driven by integrity and mission focus to serve customers in the U.S. federal government. Headquartered in McLean, Virginia, SAIC has annual revenues of approximately $4.5 billion. For more information, visit saic.com

Contact:

Media: Lauren Presti, 703-676-8982, lauren.a.presti@saic.com